SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                        Commission Only (as permitted by
                                        Rule 14a-6(e)(2)) [X] Definitive

Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               SILVER DINER, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


PAYMENT OF FILING FEE (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

   -----------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:


   -----------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   -----------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:


   -----------------------------------------------------------------------------

     (5) Total fee paid:


   -----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

--------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------
(3) Filing Party:


--------------------------------------------------------------------------------
(4) Date Filed:


--------------------------------------------------------------------------------

                    [GRAPHIC SILVER DINER LOGO APPEARS HERE]




                             11806 Rockville Pike
                           Rockville, Maryland 20852



--------------------------------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 18, 1999


--------------------------------------------------------------------------------
     The annual meeting of stockholders of Silver Diner, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 18, 1999 at 10:00 a.m. (Eastern time), at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, for the following purposes:


   1. To elect the Company's directors;


   2. To consider and vote upon a proposal to amend the Company's Stock Option Plan to increase the number of shares of Common Stock (the "Shares") that may be granted under such plan from 1,200,000 to 1,750,000;


   3. To consider and vote upon a proposal to amend the Company's 1996 Non-Employee Director Stock Option Plan to modify the schedule under which options are granted, the manner in which they vest and the period in which they expire; and


   4. To transact such other business as may properly come before the meeting and at any adjournment thereof.


     The Board of Directors (the "Board") has fixed the close of business on May 14, 1999 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof.


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.



                                        By Order of the Board


                                        Ype Von Hengst
                                        Secretary

May 14, 1999

                    [GRAPHIC LOGO SILVER DINER APPEAR HERE]




                             11806 Rockville Pike
                           Rockville, Maryland 20852


--------------------------------------------------------------------------------
                                PROXY STATEMENT

--------------------------------------------------------------------------------
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 18, 1999

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Silver Diner, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held on Friday, June 18, 1999 at 10:00 a.m. (Eastern time), at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, and at any adjournment thereof (the "Meeting").

     Stockholders at the close of business on May 14, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. The stockholders will be entitled to one vote for each share of Common Stock, par value $.00074 per share, (the "Shares") held of record at the close of business on the Record Date. To take action at the Meeting, a quorum which is composed of holders of a majority of the outstanding Shares must be represented by proxy or in person at the Meeting. On May 14, 1999 there will be 11,769,583 Shares outstanding.

     Shares represented by valid proxies received by the Company in time for the Meeting will be voted as specified in such proxies. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by filing with the Company's secretary an instrument of revocation or a duly executed proxy bearing a later date.

     Votes cast by proxy or in person at the Meeting will be tabulated by the judge of elections appointed for the Meeting. The judge of elections will treat abstentions as Shares that are present and entitled to be voted for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Shares to vote on a particular matter, such Shares will not be considered as present and entitled to vote with respect to that matter.

     This proxy statement, the accompanying proxy, and the Company's annual report to stockholders for the year ended January 3, 1999 (the "Annual Report"), were first sent or given to stockholders on or about May 28, 1999. ADDITIONAL COPIES OF THE ANNUAL REPORT, NOT INCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO: SILVER DINER, INC., ATTENTION: INVESTOR RELATIONS, 11806 ROCKVILLE PIKE, ROCKVILLE, MARYLAND 20852. EXHIBITS TO THE ANNUAL REPORT MAY BE FURNISHED TO STOCKHOLDERS UPON THE PAYMENT OF AN AMOUNT EQUAL TO THE REASONABLE EXPENSES INCURRED IN FURNISHING SUCH EXHIBITS.

                      BENEFICIAL OWNERSHIP OF THE SHARES

     As of May 14, 1999, the Company had 11,769,583 Shares issued and outstanding. The following table sets forth, to the Company's knowledge as of May 14, 1999, the beneficial ownership of Shares by each person or entity beneficially owning more than 5% of the Shares, each director, each nominee, and certain executive officers, individually, and all directors and executive officers as a group.



                                                                    AMOUNT AND NATURE
NAME AND ADDRESS(1) OF BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP(2)   PERCENT(3)
----------------------------------------                      ---------------------------- -----------
Catherine Britton ...........................................          2,500,612(4),(5)         21.2
Michael Collier .............................................             85,049(6)               *
Robert T. Giaimo ............................................          1,393,599(7)             11.7
Ype Von Hengst ..............................................            247,498(8)              2.1
Edward H. Kaplan ............................................            613,721(9),(5)          5.2
Craig Kendall ...............................................             22,222(10)              *
Patrick Meskell .............................................            127,578(11)             1.1
Louis P. Neeb ...............................................             38,906(12),(5)          *
Charles M. Steiner ..........................................            627,466(13),(5)         5.3
Timothy Cusick ..............................................             57,328(14)              *
Oppenheimer Enterprise Fund and Oppenheimer Discovery Fund ..            750,000(15)             6.4
All directors and executive officers as a group (12 persons)           5,345,463(16)            44.9

"*" means less than 1%
---------
(1) The address for each beneficial owner listed above is Silver Diner, Inc., 11806 Rockville Pike, Rockville, Maryland 20852, except for Oppenheimer Enterprise Fund and Oppenheimer Discovery Fund, whose address is Two World Trade Center, 34th Floor, New York, New York 10048.

(2) Unless otherwise stated in Notes 4 through 14 below, all references to options are to options exercisable currently and within 60 days of May 14, 1999.

(3) Each percentage of beneficial ownership is calculated using a different denominator, consisting of the total number of Shares outstanding (11,769,583) increased by the number of options owned by the beneficial owner that are exercisable within 60 days. The denominator used to calculate the percentage of beneficial ownership of all directors and executive officers as a group is the sum of the total number of Shares outstanding (11,769,583) and all outstanding options held by directors and executive officers that are exercisable within 60 days.

(4) Includes: (a) 2,467,609 directly owned Shares; (b) options to purchase 13,000 Shares granted under the 1996 Non-Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 below; and (c) 20,003 Shares assigned to Ms. Britton by Robert T. Giaimo which are subject to an option held by Mr. Clinton A. Clark at an exercise price of $3.60 per Share through April 5, 2004. Does not include 1,453,339 Shares beneficially owned by Mr. Giaimo, Ms. Britton's spouse. Ms. Britton disclaims beneficial ownership of the Shares beneficially owned by Mr. Giaimo.

(5) Each non-employee director other than Mr. Collier (six persons) holds options for 13,000 Shares granted under the 1996 Non-Employee Director Stock Option Plan, exercisable at the following prices: (a) 1,000 at $6.50 per Share; (b) 1,000 at $5.625 per Share; (c) 1,000 at $5.375 per Share;
    (d) 1,000 at $3.8125 per Share; (e) 1,000 at $3.4375 per Share; (f) 1,000
    at $3.125 per Share; (g) 1,000 at $2.125 per Share; (h) 1,000 at $1.25 per
    Share; (i) 1,000 at $1.25 per Share; (j) 1,000 at $1.125 per Share; (k)
    1,000 at $0.969 per Share; (l) 1,000 at $0.8125 per Share; and (m) 1,000
    at $0.938 per Share.

(6) Includes: (a) 51,857 directly owned Shares; (b) options to purchase 26,069 Shares granted under the 1991 Stock Option Plan at an exercise price of $.003 per Share; (c) options to purchase 6,123 Shares granted under the 1996 Consultant Stock Option Plan at an exercise price of $3.812 per Share; and (d) options to purchase 1,000 Shares granted under the Non-Employee Director Stock Option Plan at an exercise price of $0.938 per Share. Of the 51,857 Shares directly owned by Mr. Collier, 31,672 are subject to the terms of a voting agreement described in clause (d) of Note 7.



(7) Includes: (a) 463,397 directly owned Shares; (b) options to purchase 120,000 Shares granted under the Stock Option Plan at an exercise price of $1.238 per Share; (c) 255,197 Shares owned of record by five persons, two of whom were principals of the Company prior to March 27, 1996, and three of whom are transferees of Shares owned by two other principals of the Company prior to March 27, 1996, which are subject to a voting agreement; and (d) 555,005 Shares owned of record by stockholders of the Company that are subject to voting agreements. The voting rights described in clause (c) above were granted to Mr. Giaimo pursuant to the FTAC Voting and Lockup Agreement, as amended by an Addendum thereto, which provides that Mr. Giaimo has an irrevocable right to vote the Shares with respect to all matters in which stockholder approval is required under the Delaware General Corporation Law. The right survives until the earlier of (i) five years after March 27, 1996;
    (ii) the death of the stockholder; or (iii) the sale by Mr. Giaimo of 50% or more of his Shares. Notwithstanding the foregoing, up to a total of 50% of such Shares may be transferred free of the voting restrictions during the period commencing 48 months after March 27, 1996 and ending 60 months after such time. In addition, a security interest in the Shares may be granted at any time after 36 months after March 27, 1996 and in the event of a default with respect to such secured debt the Shares may be sold free and clear of such right. The voting rights described in clause (d) above were granted to Mr. Giaimo pursuant to the voting agreements that grant to Mr. Giaimo an irrevocable right to vote with respect to all matters in which stockholder approval is required under the Delaware General Corporation Law, including, without limitation, voting such stockholders' Shares in favor of nominees to the Board and for or against any and all matters that may come before the Company's stockholders for a vote. The appointment survives until the earliest of five years after March 27, 1996, the public offering of Shares by the Company from which the Company realizes $15 million or more, or the death of the stockholder. The 1,453,339 Shares beneficially owned by Mr. Giaimo do not include any Shares beneficially owned by Catherine Britton, Mr. Giaimo's spouse. Mr. Giaimo disclaims beneficial ownership of Shares beneficially owned by Catherine Britton. The 1,453,339 Shares beneficially owned by Mr. Giaimo also do not include Shares issuable upon the exercise of certain outstanding stock option agreements issued to employees of the Company ("Options") that will be subject to the terms of voting agreements between the holders of such Options and Mr. Giaimo ("Voting Agreements"). Pursuant to the Voting Agreements, Mr. Giaimo would have the sole power to vote the Shares issued upon the exercise of such Options until the earliest to occur of: (i) March 27, 2001; (ii) an underwritten public offering by the Company from which it realizes at least $15 million; or (iii) if applicable, termination of the optionee's employment with the Company as a result of death or incapacity. An aggregate of approximately 279,876 Shares issuable upon exercise of Options would be subject to the Voting Agreements. Of such Options, approximately 209,112 are currently exercisable through June 24, 1999 (including approximately 122,268 with an exercise price of less than $.01 per Share and approximately 86,844 with an exercise price between $2.25 and $4.05 per Share) and approximately 70,764 are not exercisable within such period (including approximately 6,082 with an exercise price of less than $.01 per Share and approximately 64,682 with an exercise price of between $2.25 and $4.05 per Share). Mr. Giaimo would have sole power to vote the approximately 209,112 Shares underlying the currently exercisable Options, if such Options were exercised.

(8) Includes: (a) 202,498 directly owned Shares; and (b) options to purchase 45,000 Shares granted under the Stock Option Plan at an exercise price of $1.125 per Share. Of the 202,498 Shares directly owned by Mr. Von Hengst, 182,881 are subject to the terms of a voting agreement described in clause
    (d) of Note 7.

(9) Includes: (a) 595,721 directly owned Shares; (b) options to purchase 13,000 Shares granted under the 1996 Non-Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 above, and (c) options to purchase 5,000 Shares granted under the 1991 Stock Option Plan at an exercise price of $4.05 per Share. Of the 595,721 shares directly owned by Mr. Kaplan, 153,962 are subject to the terms of a voting agreement described in clause (c) of Note 7.

(10) Includes 22,222 directly owned Shares.

(11) Includes: (a) 47,570 directly owned Shares; (b) options to purchase 20,003 Shares granted under the Earned Ownership Plan at an exercise price of $.0003 per Share; (c) options to purchase 30,005 Shares granted under the 1991 Stock Option Plan at an exercise price of $4.05 per Share; and (d) options to purchase 30,000 Shares granted under the Stock Option Plan at an exercise price of $1.125 per Share.

(12) Includes: (a) 13,334 Shares held of record by Neeb Enterprises, Inc., a corporation wholly-owned by Mr. Neeb and of which Mr. Neeb is President and a Director; (b) options to purchase 12,572 Shares granted under the 1991 Stock Option Plan at the exercise price of $.003 per Share; and (c) options to purchase 13,000 Shares granted under the 1996 Non-Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 above.

(13) Includes: (a) 559,466 Shares held of record by the Steiner Family Partnership (Mr. Steiner owns a 25% interest in and is the managing partner of The Steiner Family Partnership and, therefore, may be deemed to beneficially own all Shares held of record by such partnership (except to the extent of his 25% ownership interest in The Steiner Family Partnership, Mr. Steiner disclaims beneficial ownership of such Shares));
     (b) 50,000 Shares held by the Branch Group, Inc. 401(k) Profit Sharing Plan (Mr. Steiner is sole trustee of the Branch Group, Inc. 401(k) Profit Sharing Plan and one of a number of beneficiaries thereof, holding an approximate 7% interest in the plan); (c) options to purchase 5,000 Shares under the 1991 Stock Option Plan at the exercise price of $4.05 per Share; and (d) options to purchase 13,000 Shares under the 1996 Non-Employee Director Stock Option Plan, exercisable at the prices set forth in Note 5 above.

(14) Includes: (a) 11,812 directly owned Shares; (b) options to purchase 11,667 Shares granted under the 1991 Stock Option Plan at an exercise price of $4.05 per Share; (c) options to purchase 3,849 Shares granted under the Earned Ownership Plan at an exercise price of $.0003 per Share; and (d) options to purchase 30,000 Shares granted under the Stock Option Plan at an exercise price of $1.125 per Share.

(15) 50,000 Shares are beneficially owned by Oppenheimer Enterprise Fund, and 700,000 Shares are beneficially owned by Oppenheimer Discovery Fund, based on information provided to the Company by the foregoing Funds on April 9, 1997.

(16) The total Shares beneficially owned by all directors and executive officers as a group was calculated by taking the sum of all Shares beneficially-owned by each director and executive officer, as reflected in the table, and reducing that number to avoid double counting of those Shares which are subject to a proxy given to Mr. Giaimo, as follows: (a) 31,672 Shares held by Mr. Collier; and (b) 182,881 Shares held by Mr. Von Hengst.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

DIRECTORS

     The Board currently consists of seven directors whose terms continue until the next annual meeting of stockholders, or until their respective successors are elected and have qualified. At each annual meeting, directors are elected for a term of one year to succeed those directors whose term expires.

     The election of each director requires the affirmative vote by holders of a plurality of the outstanding Shares present and entitled to be voted at the Meeting. The persons named in the proxy solicited by the Board will vote, unless the proxy is marked otherwise, to elect the persons identified in the table below. If a nominee is unable to serve as a director, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not currently contemplated that any nominee will be unable to serve. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.

                                     DIRECTOR
NAME                           AGE    SINCE   POSITION
----------------------------- ----- --------- ------------------------------------------
     Robert T. Giaimo .......  47     1996    Chairman of the Board, President, Chief
                                              Executive Officer, and Treasurer
     Catherine Britton ......  45     1996    Director
     Michael Collier ........  44     1999    Director
     Ype Von Hengst .........  48     1996    Director, Vice President, Executive Chef,
                                              and Secretary
     Edward H. Kaplan .......  60     1996    Director
     Louis P. Neeb ..........  60     1996    Director
     Charles M. Steiner .....  57     1996    Director

     ROBERT T. GIAIMO has been the Company's Chairman of the Board, President, Chief Executive Officer and Treasurer since March 1996. In 1987 Mr. Giaimo developed and popularized the Silver Diner concept with Ype Von Hengst after conducting a one year national tour of diner-style restaurants. Mr. Giaimo has been the Co-Founder, Director, President, Chief Executive Officer and Treasurer of Silver Diner Development, Inc. since its inception in 1987. Mr. Giaimo was president, chief executive officer and director of Monolith Enterprises, Inc. ("Monolith") from 1971 to January 1987. From 1972 through 1976, Mr. Giaimo co-founded and operated, through Monolith, Blimpies Restaurant in Georgetown. In 1977, Mr. Giaimo co-founded and operated, through Monolith, The American Cafe restaurant, an innovative, award-winning restaurant chain which was one of the first restaurants to promote "American cuisine" and helped popularize the croissant sandwich. In 1985, Mr. Giaimo sold The American Cafe to W.R. Grace & Co. Mr. Giaimo graduated from the Business School of Georgetown University in 1974 and Harvard University's Smaller Company Management Program in 1982. He is a member of the Young President's Organization and serves as a Director and Co-chairman of Development. In 1993, Mr. Giaimo received an "Entrepreneur of the Year" award from Inc. Magazine in conjunction with Ernst & Young and Merrill Lynch. Mr. Giaimo is married to Catherine Britton.

     CATHERINE BRITTON has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from July 1995 until March 1996. She assisted with marketing and design of Silver Diner restaurants and has been involved with menu development and concept evolution since Silver Diner Development, Inc.'s inception. She also participated extensively in the development of Silver Diner restaurants. Ms. Britton graduated from Georgetown University in 1975, receiving a Bachelor of Arts degree in Philosophy. Ms. Britton earned a Masters Degree in Special Education from George Washington University in 1978. Ms. Britton is married to Robert T. Giaimo.

     MICHAEL COLLIER has been a Director since March 1999, when he was elected to fill the vacancy left by Clinton A. Clark's resignation. Mr. Collier is the President of Uniwest Group, Inc. and Uniwest Construction, Inc., companies which handle business in the area of real estate development and general contracting and which serve as the developer and general contractor for the Company's diners. He is also President of Atlantic Environmental Services, Incorporated, a full-service environmental company.

     YPE VON HENGST has been a Director, Vice President, Executive Chef and Secretary since March 1996 and co-founder, director, vice president of culinary operations, and executive chef of Silver Diner Development, Inc. since 1987. Mr. Hengst was a director of operations of "Dominiques" restaurant in Washington, D.C. from May through September 1987. From 1984 to 1987, Mr. Hengst was corporate executive chef and director for Food Service for The American Cafe and was responsible for the central kitchen and bake shop, menu changes, and food preparation for all seven American Cafe restaurants. From 1981 to 1984, Mr. Hengst was corporate executive chef for Restaurant Associates in New York, New York, where he supervised over fifteen diverse full-service restaurants. From 1976 to 1981, Mr. Hengst held executive chef positions in Charlotte, North Carolina, Cleveland, Ohio, Houston, Texas, and New York, New York. Prior to 1976, Mr. Hengst worked as a chef in Europe.

     EDWARD H. KAPLAN has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from 1987 until March 1996. He is a real estate developer and investor and has served since 1983 as a Director of Palmer National Bank, Washington, D.C. and subsequently, its successor, George Mason Bankshares until April 2, 1998, when George Mason merged into United Bankshares. Mr. Kaplan received his B.A. from the University of Pennsylvania, Wharton School in 1961. Mr. Kaplan served as President of the United Jewish Appeal Federation of Greater Washington from 1989 to 1991, President of the United Jewish Endowment Fund from 1992 to 1997, and currently is a member of the Maryland Public Television Commission.

     LOUIS P. NEEB has been a Director since March 1996 and was a director of Silver Diner Development, Inc. from 1994 until March 1996. Mr. Neeb is currently the president of Neeb Enterprises, Inc., a corporation which provides management consulting services and oversees the operation of an affiliated restaurant company, and chairman of the board and chief executive officer of Casa Ole Restaurants, Inc. He was the president and chief executive officer of The Spaghetti Warehouse, Inc. from July 1991 until January 1994 and of Geest Food USA from 1989 until 1991. From 1982 until 1987, he served as president and chief executive officer of Creative Food N Fun, a subsidiary of W.R. Grace & Co. From 1985 until 1987, be served as president and chief executive officer of a W.R. Grace & Co. affiliate, Taco Villa, Inc. Mr. Neeb was employed by The Pillsbury Company from 1973 until 1982. From 1980 to 1982, he served as an executive vice president of The Pillsbury Company and as chairman and chief executive officer of its affiliate, Burger King Corporation. In 1973, he was director of operations at Steak & Ale Restaurants, Inc. another affiliate of The Pillsbury Company. His leadership role with Steak & Ale Restaurants, Inc. continued until 1980, after serving as vice president of operations and eventually president and chief operating officer. Currently, Mr. Neeb serves as a director of Showbiz Pizza Time, Inc. and Franchise Finance Corporation of America, Inc., both publicly traded companies. Mr. Neeb received a BBA in marketing from Notre Dame University in 1961 and an MBA from George Washington University in 1969.

     CHARLES M. STEINER has been a Director since March 1996. Mr. Steiner was a director of Silver Diner Development, Inc. from 1987 until March 1996. He is the chief executive officer of Branch Group, Inc., an electric distributor. In 1975, Mr. Steiner founded IMARK, an electric cooperative, and in 1991 founded EDIC, a distribution insurance company. He is a former director and officer of the National Association of Electric Distributors (NAED). He received a B.B.A. in Accounting from the University of Pittsburgh in 1963.

     There is no family relationship between any of the Company's directors or officers except that Catherine Britton is the wife of Robert T. Giaimo. There are no arrangements between any director of the Company and any other person pursuant to which he was selected as a director.


NON-DIRECTOR EXECUTIVE OFFICERS

     TIMOTHY CUSICK has been Area Director of Operations since July 1996 and has been a member of the executive management since April 1998. Mr. Cusick joined the Company in October 1992 and served as a restaurant manager and owner operator until 1996. Mr. Cusick has over eight years of restaurant management experience.

     PATRICK MESKELL has been Senior Vice President, Human Resources since January 1996. Mr. Meskell was an independent consultant to institutions, specializing in the areas of risk management system design and implementation from 1988 to 1992 and Director of Organizational Development & Management & Operations Training for the Student Loan Marketing Association from 1992 to 1995.

     CRAIG KENDALL has been Vice President, Finance since November 1998. From 1988 to 1998, Mr. Kendall was a senior financial officer for Team Washington, Inc., one of the nation's largest Domino Pizza franchises, which operates in the Washington, D.C. metropolitan area.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board held five meetings (including telephonic meetings) during the year ended January 3, 1999. During the year ended January 3, 1999, each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he/she was a director) and the total number of meetings held by all Board committees on which he/she served (during the periods that he/she served as a member). The Board has a standing audit committee, a standing compensation committee, but it does not have a standing nominating committee.

     The audit committee, composed of Messrs. Steiner, Chairman, Suliman, and Kaplan, held one (1) meeting during the year ended January 3, 1999. The principal functions of the audit committee are to make recommendations to the Board regarding the selection of the Company's independent accountants, to consult with the Company's independent accountants and financial and accounting staff, and to review and report to the Board with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls.

     The compensation committee, composed of Messrs. Steiner, Chairman, and Neeb held three (3) meetings during the year ended January 3, 1999. The principal functions of the compensation committee are to review and make recommendations to the Board on all compensation and hiring issues that relate to officers and senior staff members.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The following table sets forth, to the Company's knowledge based solely upon a review of reports and other information furnished to it by its directors, officers, greater than 10% beneficial owners of the Company, and other persons subject to the reporting requirements (collectively, the "Reporting Persons"), the Reporting Persons who failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the year ended January 3, 1999. Each Reporting Persons' inadvertence to file the reports on a timely basis was due to the broker's failure to report these transactions to the Reporting Persons on a timely basis.



                                                TRANSACTIONS
                                               THAT WERE NOT   KNOWN FAILURE
                                               REPORTED ON A     TO FILE A
                                LATE REPORTS    TIMELY BASIS   REQUIRED FORM
REPORTING PERSON                     (#)            (#)             (#)
------------------------------ -------------- --------------- --------------
Catherine Britton(1) .........       1              5               0
Timothy Cusick(2) ............       2              6               0
Robert Giaimo(3) .............       2              6               0
Ype Von Hengst(4) ............       2              6               0
Craig Kendall(5) .............       3              6               0
Patrick Meskell(6) ...........       2              6               0
Charles Steiner(7) ...........       1              5               0

---------
(1) Ms. Britton made seven purchases of Shares between December 15, 1998 and December 31, 1998, and only two of these purchases were reported timely on Ms. Britton's Form 4 for December 1998 filed on January 8, 1999. Ms. Britton's other five purchases were reported late on an amended Form 4 for December 1998 filed on February 10, 1999.

(2) Mr. Cusick made six purchases of Shares between December 16, 1998 and December 31, 1998, and only one of these purchases was reported timely on Mr. Cusick's Form 4 for December 1998 filed on January 11, 1999. Mr. Cusick's other five purchases were reported late on an amended Form 4 for December 1998 filed on February 10, 1999. In addition, Mr. Cusick was granted an option for 55,000 Shares on December 15, 1998, which should have been reported on a Form 5 by February 17, 1999. Mr. Cusick's option on Form 5 was filed late on March 9, 1999.

(3) Mr. Giaimo was granted an option for 150,000 Shares on December 15, 1998, which should have been reported on a Form 5 by February 17, 1999. Mr. Giaimo's option on Form 5 was filed late on March 9, 1999. In addition, Mr. Giaimo is required to report his spouse's acquisitions of securities, since he is deemed to own such securities indirectly. Consequently, the five purchases reported late by Britton (see Note 1, above) were also reported late by Mr. Giaimo on an amended Form 4 for December 1998 filed on February 10, 1999.

(4) Mr. Von Hengst made six purchases of Shares between December 16, 1998 and December 31, 1998, and only one of these purchases was reported timely on Mr. Von Hengst's Form 4 for December 1998 filed on January, 8, 1999. Mr. Von Hengst other five purchases were reported late on an amended Form 4 for December 1998 filed on February 10, 1999. In addition, Mr. Von Hengst was granted an option for 55,000 Shares on December 15, 1998, which should have been reported on a Form 5 by February 17, 1999. Mr. Von Hengst's option on Form 5 was filed late on March 9, 1999.

(5) Mr. Kendall's employment by the Company began on January 4, 1999, and his holdings in the Company should have been reported on a Form 3 by January 14, 1999. Mr. Kendall's holdings were reported late on a Form 3 filed on March 9, 1999. In addition, Mr. Kendall made one purchase of Shares on January 15, 1999, which should have been reported on a Form 4 by February 10, 1999, and four purchases of Shares during February 1999, which should have been reported on a Form 4 by March 10, 1999. All five purchases were reported late on a Form 4 filed on April 8, 1999.

(6) Mr. Meskell made six purchases of Shares between December 16, 1998 and December 31, 1998, and only one of these purchases was reported timely on Mr. Meskell's Form 4 for December 1998 filed on January 8, 1999. Mr. Meskell's other five purchases were reported late on an amended Form 4 for December 1998 filed on February 10, 1999. In addition, Mr. Meskell was granted an option for 55,000 Shares on December 15, 1998, which should have been reported on a Form 5 by February 17, 1999. Mr. Meskell's option on Form 5 was reported late on March 9, 1999.

(7) The Steiner Family Partnership made six purchases of Shares between December 16, 1998 and December 31, 1998, and only one of these purchases was reported timely on Mr. Steiner's Form 4 for December 1998 filed on January 8, 1999. Mr. Steiner is the managing partner of the Steiner Family Partnership and reports the partnership's securities on his own Form 4 as "indirectly" owned by him. The other five purchases were reported late on an amended Form 4 for December 1998 filed on February 10, 1999.

To the Company's knowledge, all other Reporting Persons complied with all applicable Section 16(a) filing requirements.


EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation paid by the Company with respect to fiscal years 1998, 1997 and 1996 to Robert
T. Giaimo, the Company's Chairman of the Board, President, Chief Executive Officer and Treasurer, and to each of the Company's executive officers whose aggregate annual cash compensation exceeded

$100,000 for fiscal year 1998. The following table includes each executive officer's service with the Company's predecessor, Silver Diner Development, Inc. ("SDDI") prior to March 27, 1996, when SDDI merged with FTAC Transition Corporation (the "Merger"). References to Shares subject to options, including those granted by SDDI prior to the Merger, reflect the numbers and corresponding exercise prices of Shares issuable after giving effect to the Merger.


                          SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                     ---------------------------------------- ----------------------------------------------
                                                                                                  AWARDS
                                                                              ----------------------------------------------
                                                                                                       SECURITIES
                                                                                RESTRICTED             UNDERLYING
                                                               OTHER ANNUAL       STOCK                 OPTIONS/
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)   COMPENSATION($)   AWARD(S)($)               SARS(#)
----------------------------- ------ ----------- ---------- ----------------- ------------- --------------------------------
Robert T. Giaimo ............ 1998     269,544          0          6,000           0                     550,000(1),(2)
 Chairman of the Board,       1997     250,000     50,000         18,000           0                           0
 President, Chief Executive   1996     240,000          0         18,000           0                           0
 Officer and Treasurer
Ype Von Hengst .............. 1998     129,144          0          6,000           0                     205,000(4),(5),(2)
 Director, Vice President,    1997     105,000     12,500          6,000           0                           0
 Executive Chef and           1996     105,000     11,814          6,000           0                           0
 Secretary
Patrick Meskell ............. 1998     103,579      5,000          6,000           0                     155,000(7),(5),(2)
 Senior Vice President,       1997      93,690     17,500          6,000           0                           0
 Human Resources              1996      90,000          0          6,000           0                           0
Timothy Cusick .............. 1998     103,737          0          6,000           0                     155,000(7),(5),(2)
 Area Director of             1997      94,792     12,500          6,000           0                           0
 Operations                   1996      75,186          0          6,000           0                           0



                               LONG-TERM
                               COMPENSATION
                              -------------
                                 PAYOUTS
                              ------------
                                  LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION    PAYOUTS($)   COMPENSATION($)
----------------------------- ------------ ----------------
Robert T. Giaimo ............      0            56,358(3)
 Chairman of the Board,            0            49,037(3)
 President, Chief Executive        0            44,691(3)
 Officer and Treasurer
Ype Von Hengst ..............      0            27,535(6)
 Director, Vice President,         0            25,573(6)
 Executive Chef and                0            17,049(6)
 Secretary
Patrick Meskell .............      0                 0
 Senior Vice President,            0                 0
 Human Resources                   0                 0
Timothy Cusick ..............      0                 0
 Area Director of                  0                 0
 Operations                        0                 0

---------
(1) Includes an option to purchase up to 150,000 Shares at $0.625 per Share through December 14, 2008, which vests 100% on September 15, 2008, except that 100% of the option may vest in 1999 or in 2000 if the preopening budgets of all new stores opened in the applicable year, 1999 or 2000, (the "New Stores") are met and if the Company's actual net income from either January 1, 1999 through December 31, 1999 or from January 1, 2000 through December 31, 2000 is a positive number, after eliminating any preopening expenses attributable to New Stores, excluding the income and expenses of all New Stores for the first six months of each New Store's operation, and adjusting write-offs of fixed assets. Also includes an option to purchase up to 400,000 Shares at $1.238 per Share through December 14, 2003, which vests, except as provided in Note 2 below, as follows: (a) 120,000 on December 29, 1998, (b) 80,000 on December 29, 1999, (c) 80,000 on December 29, 2000, and (d) 120,000 on December 29,
    2001.

(2) An additional 18% of the option may vest earlier each time the market price of the Shares is initially greater than $5.00 per Share, $7.50 per Share and $10 per Share, with the option vesting 100% when the market price is greater than $12.00 per Share.

(3) Includes the annual premiums the Company paid on a $3,000,000 split dollar life insurance policy on the life of Mr. Giaimo. The 1996 amount includes $12,000 in term life insurance premiums for Mr. Giaimo paid by SDDI.

(4) Includes an option to purchase up to 55,000 Shares at $0.625 per Share through December 14, 2008, which vests 100% at December 31, 2005, except as provided in Note 5 below. Also includes an option to purchase up to 150,000 Shares at $1.125 per Share through December 28, 2007, which vests, except as provided in Note 2 above, as follows: (a) 45,000 Shares on December 29, 1998, (b) 30,000 on December 29,1999, (c) 30,000 on December
    29, 2000, and (d) 45,000 on December 29, 2001.

(5) The option may vest earlier, as follows: (a) 25,000 Shares may vest immediately if the Company's actual net income for 1999 exceeds the Company's budgeted net income by at least $300,000; (b) 20,000 Shares may vest immediately if the Company's actual net income for 1999 exceeds budgeted net income by $200,000 or more but less than $300,000; (c)15,000 Shares may vest immediately if the Company's actual net income for 1999 exceeds budgeted net income by $100,000 or more but less than $200,000; and (d) 10,000 Shares may vest immediately if the Company's actual net income for 1999 exceeds budgeted net income by less than $100,000. The Board has the ability to set other performance criteria for accelerating the vesting of the option in future years.

(6) Includes the annual premiums the Company paid on a $1,500,000 split dollar life insurance policy on the life of Mr. Von Hengst.

(7) Includes an option to purchase up to 55,000 Shares at $0.625 per Share through December 14, 2008, which vests 100% at December 31, 2005, except as provided in Note 5 above. Also includes an option to purchase up to 100,000 Shares at $1.125 per Share through December 28, 2007, which vests, except as provided in Note 2 above, as follows: (a) 30,000 Shares on December 29, 1998, (b) 20,000 on December 29,1999, (c) 20,000 on December
    29, 2000, and (d) 30,000 on December 29, 2001.



STOCK OPTIONS

     Options for 1,180,000 Shares were granted to executive officers during the year ended January 3, 1999, including 60,000 granted to Daniel Brannan, which expired prior to the fiscal year-end following the termination of Mr. Brannan's employment by the Company during 1998. The following table provides information as to grants of stock options made during the fiscal year ended January 3, 1999, and held by the following executive officers. No stock appreciation rights with respect to the Shares were outstanding at such date.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                              NUMBER OF       PERCENT OF
                              SECURITIES    TOTAL OPTIONS/
                                UNDER-       SARS GRANTED
                                LYING        TO EMPLOYEES
                               OPTIONS/     IN FISCAL YEAR
                                 SARS            ENDED          EXERCISE OF
NAME                         GRANTED (#)       1/3/99(1)     BASE PRICE ($/SH)
-------------------------- --------------- ---------------- -------------------
Robert T. Giaimo .........     400,000            35.0            $ 1.238
                               150,000            13.1            $ 0.625
Timothy Cusick ...........     100,000             8.7            $ 1.125
                                55,000             4.8            $ 0.625
Craig Kendall ............      55,000             4.8            $ 0.625
Patrick Meskell ..........     100,000             8.7            $ 1.125
                                55,000             4.8            $ 0.625
Ype Von Hengst ...........     150,000            13.1            $ 1.125
                                55,000             4.8            $ 0.625
Daniel Brannan ...........      60,000(2)          5.2            $ 1.125



                                            MARKET PRICE
                                              ON DATE     EXPIRATION     GRANT DATE
NAME                        DATE OF GRANT     OF GRANT       DATE      PRESENT VALUE $
-------------------------- --------------- ------------- ------------ ----------------
Robert T. Giaimo .........    12/15/98        $ 0.625     12/14/03            0
                              12/15/98        $ 0.625     12/14/08            0
Timothy Cusick ...........    12/29/97        $ 1.125     12/28/07            0
                              12/15/98        $ 0.625     12/14/08            0
Craig Kendall ............    12/15/98        $ 0.625     12/14/08            0
Patrick Meskell ..........    12/29/97        $ 1.125     12/28/07            0
                              12/15/98        $ 0.625     12/14/08            0
Ype Von Hengst ...........    12/29/97        $ 1.125     12/28/07            0
                              12/15/98        $ 0.625     12/14/08            0
Daniel Brannan ...........    12/29/97        $ 1.125    expired(2)           0

---------
(1) As of January 3, 1999 options for 1,143,500 Shares under the Stock Option Plan were outstanding.
(2) Mr. Brannan's option for 60,000 Shares expired as follows: (a) the non-vested portion of the Shares, representing 54,000 Shares, expired on December 3, 1998, upon the termination of Mr. Brannan's employment, and
    (b) the vested portion of the Shares, or 6,000 Shares, expired on January 2, 1999.

     The following table provides information as to the number and value of options during the year ended January 3, 1999 held by the following executive officers. No stock appreciation rights with respect to the Shares were outstanding at such date.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR END OPTION/SAR VALUES(1)

                                                          NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                            SHARES                       UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS/SARS
                           ACQUIRED                  OPTIONS/SARS AT FISCAL YEAR END         AT FISCAL YEAR END(2)
                              ON          VALUE    ----------------------------------- ----------------------------------
NAME                      EXERCISE(#)  REALIZED($)  EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
------------------------ ------------ ------------ ---------------- ------------------ ---------------- -----------------
Robert T. Giaimo .......      0            0           120,000           430,000                 0           28,200
Ype Von Hengst .........      0            0            45,000           160,000                 0           10,340
Patrick Meskell ........      0            0            80,007           175,009            16,256           14,405
Timothy Cusick .........      0            0            45,516           137,023             3,129           10,628
Daniel Brannan .........      0            0                 0                 0                 0                0

---------
(1) Information pertains to options as there were no stock appreciation rights issued or outstanding during the period concerned for the named individuals.
(2) Represents the difference between the fair market value of the Shares subject to the options, based on the closing price of $0.813 for the Shares on December 31, 1998 (the final trading day of the year ended
    January 3, 1999), and the exercise prices of the options.



BENEFIT PLANS

     The Company provides insurance benefits to its officers and other employees, including health, dental, and life insurance, subject to certain deductibles and co-payments by employees.


EMPLOYMENT AGREEMENTS

     FOUNDER'S EMPLOYMENT AGREEMENT. The Company and Robert T. Giaimo entered into a Founder's Employment Agreement on August 28, 1995, effective as of March 27, 1996, and amended on November 9, 1998. The base compensation under the Founder's Employment Agreement is $240,000 per annum, increased annually at a minimum amount equal to the increase in the Consumer Price Index for the Washington, D.C., Maryland, and Virginia metropolitan area (the "Base Compensation"). Benefits under the agreement include four weeks paid vacation, health and dental insurance, life and disability insurance, director and officer liability insurance and a $3,000,000 "split-dollar" life insurance agreement. Perquisites include an up to $500 per month car allowance, an education fee of $1,000 per month, and free shift meals.

     The Founder's Employment Agreement had an initial term of five years and, starting on its first anniversary, was renewable for five years from each anniversary. If at any such anniversary the Board does not renew, the agreement will expire five years from such anniversary (the five-year period beginning on such anniversary is referred to as the "Expiration Term"). The Founder's Employment Agreement was renewed on April 13, 1998 and, as renewed, expires in March 2003. The Board will consider renewal of the Founder's Employment Agreement at its next Board meeting.

     During the Expiration Term, Mr. Giaimo may, upon at least sixty days prior written notice, terminate the Founder's Employment Agreement immediately and such termination shall be an "Involuntary Resignation." If an Involuntary Resignation occurs, Mr. Giaimo shall be entitled to a severance amount equal to: (i) his base compensation, including all bonuses, for the immediately preceding fiscal year (the "Annual Amount"), (ii) divided by 365, and (iii) multiplied by the number of days remaining in the Expiration Term, provided that the severance amount paid to Mr. Giaimo due to an Involuntary Resignation shall not exceed three times the Annual Amount.

     Mr. Giaimo may also terminate the agreement by reason of a material breach by the Company (as specified in the Founder's Employment Agreement). If Mr. Giaimo terminates the Founder's Employment Agreement within the first five years of the agreement for a material breach by the Company, he shall be entitled to receive the Annual Amount multiplied by ten. If the material breach occurs after the first five years of the agreement, the Annual Amount shall be multiplied by five. Additionally, if a termination for a material breach occurs prior to the earlier of (i) the end of the first five years of the agreement, or (ii) the completion of an underwritten public offering of the Company's Shares from which it realizes $15,000,000, then the Company shall be obligated, at the employee's option, to purchase all of Mr. Giaimo's Shares at fair market value.

     The Company may terminate the agreement upon the death or disability of Mr. Giaimo or for cause. If terminated for death, the Mr. Giaimo's estate shall be entitled to receive all accrued compensation plus a severance amount equal to one year's Base Compensation (as adjusted to the date of death). The decedent's family will also be provided health insurance for one year from date of death. If terminated for disability, Mr. Giaimo shall be entitled to receive all accrued compensation plus a severance amount equal to his then current Base Compensation for a period of five years, but reduced dollar for dollar by all amounts received by the employee under disability insurance. If terminated for cause, Mr. Giaimo shall be entitled to receive all accrued compensation.

     EXECUTIVE EMPLOYMENT AGREEMENT. The Company and Ype Von Hengst entered into an Employment Agreement effective as of November 9, 1998. The base salary under the Employment Agreement is $125,000 per annum through December 31, 1998, $150,000 per annum from January 1, 1999 through December 31, 1999, and increased annually at a minimum amount equal to the increase in the Consumer Price Index for the Washington, D.C., Maryland, and Virginia metropolitan area beginning January 1, 2000 (the "Base Salary"). Benefits under the agreement include health and dental insurance, life and disability insurance, and participation in stock options, bonus plans and other benefit plans customarily made available to executive employees of the Company.

     In consideration of Mr. Von Hengst entering into the agreement, the Company extended a $100,000 non-recourse loan (the "Loan") to Mr. Von Hengst, subject to his execution of a promissory note and secured by his 182,881 Shares in the Company (the "Collateral"). Beginning December 31, 1999, Mr. Von Hengst is also entitled to an annual bonus of an amount equal to $20,000 plus accrued and unpaid interest on the Loan (the "Bonus"). The Bonus is not paid directly to Mr. Von Hengst, but is applied to repay the outstanding principal and interest under the Loan. The term of the Employment Agreement is from November 9, 1998 to December 31, 2003.

     Under the Employment Agreement, Mr. Von Hengst agrees, except as required by the performance of his duties, not to disclose or use any Confidential Information of the Company or its affiliates, which is defined as all information disclosed to him or known by him as a consequence of or through his employment with the Company where such information is not generally known in the trade or industry and where such information refers or relates in any manner to the business activities of the Company. During the term of the Employment Agreement and for a period of twelve consecutive months after the termination of the Employment Agreement, Mr. Von Hengst agrees, except as required by the performance of his duties, not to induce, attempt to induce, counsel, advise, solicit or encourage any person to leave the employ of the Company or, with respect to any person who had left the employ of the Company within the previous six months, not to engage in any of the above activities in connection with such former employee's acceptance of employment with any person or entity other than the Company. For a period of twelve consecutive months after the termination of the Employment Agreement for any reason other than a termination without cause, Mr. Von Hengst agrees not to (i) engage in the "diner business" anywhere in the United States; (ii) engage in competition with the Company within a 10 mile radius of any Company owned or franchised facility or planned facility; or (iii) directly or indirectly, either individually or in any other capacity, work for, consult with or otherwise assist Movenpick, its parent corporation, affiliates and subsidiaries, in the development of "diners."

     Mr. Von Hengst may terminate his Employment Agreement at any time upon sixty days written notice ("Voluntary Resignation"). Upon receipt of such notice, the Company may elect to relieve Mr. Von Hengst of any or all of his duties or terminate him immediately. The Company may terminate the agreement for cause (as that term is defined in the Employment Agreement), upon the death or disability of Mr. Von Hengst, or without cause. If the agreement is terminated by Voluntary Resignation or for cause, (i) the Company's obligation to pay the Base Salary, Bonus and medical benefits shall cease immediately on the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest immediately with the Company. If the agreement is terminated for death (i) the Company's obligation to pay the Base Salary, Bonus and medical benefits shall cease immediately on the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs). If terminated for disability, defined as the inability to perform the essential function of the job, with or without accommodation, for at least 180 consecutive days, (i) Mr. Von Hengst's right to the Base Salary and Bonus shall cease on the date of termination, (ii) the Company shall make the medical benefits available to Mr. Von Hengst for a period of eighteen months following termination, the costs of which shall be paid by the Company for the first twelve months of such period; and (iii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs). If terminated without cause, (i) Mr. Von Hengst shall be entitled to the Base Salary, Bonus, and medical benefits for a one year period commencing with the date of termination; and (ii) the principal balance under the Loan shall be extinguished, and all right, title and interest in the Collateral shall vest with Mr. Von Hengst (or his estate or heirs).

     OFFICER EMPLOYMENT AGREEMENTS. The Company entered into letter agreements on March 4, 1999, with Craig Kendall, Timothy Cusick, and Patrick Meskell. Mr. Meskell's letter agreement on March 4, 1999, supersedes his letter agreement with the Company dated December 4, 1995. The agreements provide for Mr. Kendall's employment as Vice President, Finance with a base salary of $125,000 per annum, Mr. Cusick's employment as Area Director of Operations with a base salary of $104,000 per annum, and Mr. Meskell's employment as Senior Vice President, Human Resources with a base salary of $104,000, with future adjustments to each employee's base salary to be determined by the Board. In addition, each employee is entitled to (i) participate in bonus and stock option plans made available to executive employees of the Company; (ii) receive a $500 per month car allowance, (iii) receive life insurance coverage in the amount of $500,000; (iv) participate in group health and dental plans generally offered to employees of the Company; (v) receive long term disability insurance coverage in amount of approximately 60% of the employee's base salary per month, subject to a 90 day initial waiting period; (vi) receive three weeks paid vacation that does not accrue or carry over from one year to the next; and
(vii) receive sick leave and other benefits, in accordance with the Company's policies for its executives. Each employee agrees to enter into confidentiality and non-competition agreements with the Company.

     Each of the agreements are terminable at any time by either party thereto. However, if the Company terminates the agreement, the Company will pay the employee all base salary earned but unpaid on the date of resignation plus three months base salary. If the employee resigns after providing at least three months prior notice, the Company will pay the employee all base salary earned but unpaid on the date of resignation plus three months base salary payable after resignation on the same schedule as the salary that was paid before resignation. If the employee resigns without providing at least three months prior notice, (i) all stock options and all stock purchase rights granted under the Stock Option Plan to the employee (a) subsequent to March 1, 1999, (b) on December 15, 1997, and (c) to Mr. Cusick and Mr. Meskell on December 29, 1997 will be terminated on the date of resignation; and (ii) the employee will sell and the Company will purchase all Shares of the Company acquired by the employee pursuant to stock options or stock purchase rights within six months prior to the date of resignation at a purchase price equal to the price paid for the Shares.


NON-EMPLOYEE DIRECTOR COMPENSATION

     Pursuant to the 1996 Non-Employee Director Stock Option Plan, each non-employee director was granted an option to purchase 1,000 Shares on the first day of each calendar quarter in the year ended January 3, 1999. Options granted may be exercised at a price equal to 100% of the fair market value on the date of grant. Options granted under the plan are exercisable at any time in whole or in part for a period of three years from the date of grant, and vest immediately. During the year ended January 3, 1999, each of the Company's non-employee directors, other than Michael Collier, who became a Director in March 1999 to fill the vacancy left by Clinton A. Clark, received options to purchase an aggregate of 4,000 Shares of the Company, none of which were exercised as of January 3, 1999. Other than the option grants and the reimbursement of certain expenses, Non-Employee Directors received no other compensation for service as directors for the year ended January 3, 1999.

REPORT TO STOCKHOLDERS ON COMPENSATION

     The Compensation Committee of the Board is composed solely of non-employee directors. The Compensation Committee determines all aspects of the compensation to be paid to the Company's executive officers. The Company's executive compensation program is designed to promote the following objectives:
(i) to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long term success of the Company; (ii) to align management's interests with the Company's by tying a portion of the executive's compensation to the Company's performance; and (iii) to align management's interests with stockholders by including long term equity incentives as part of the executive's compensation. The compensation of the Company's executive officers includes cash compensation, long-term incentive compensation in the form of stock options, and participation in various benefit plans, most of which are generally available to employees of the Company.

     CASH COMPENSATION. Cash compensation of the Company's executive officers consists of a base salary and, if earned, an annual performance bonus. The Compensation Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. In formulating these recommendations, the Chief Executive Officer considers the overall performance of the Company and base salaries of executive officers at similarly situated restaurant companies, taking into consideration the individual experience of these officers, and conducts an informal evaluation of individual officer performance. Final decisions on any adjustments to the base salary for executives, other than the Chief Executive Officer, are made by the Committee in conjunction with the Chief Executive Officer. The Committee's evaluation of the recommendations by the Chief Executive Officer considers the same factors outlined above and is subjective with no particular weight assigned to any one factor. The Committee considers the factors outlined above in evaluating the base salary of Robert T. Giaimo, the Company's Chief Executive Officer.

     The Company's management, including executive officers, are eligible to receive annual incentive awards based on the Company's financial performance and the efforts of its executives. Performance is measured based on restaurant-level profitability, control of corporate overhead expenses and timely achievement of store development schedule. With the exception of Patrick Meskell, no executive officer received a cash bonus for the year ended January 3, 1999.

     During the year ended January 3, 1999, the Company entered into new or amended employment agreements with Robert T. Giaimo, Ype Von Hengst, Craig Kendall, Timothy Cusick and Patrick Meskell. Under the employment agreements, each executive officer receives compensation that reflects the market value of the services they render. Mr. Giaimo agreed to amend his employment agreement to provide that in the event of an involuntary resignation, he is entitled to receive a maximum of three times his base compensation, including bonuses, rather than the maximum of five times his base compensation that he was entitled to under his prior employment agreement.

     STOCK OPTIONS. The executive officers, as well as other key employees, are eligible to participate in the Company's Stock Option Plan. The purpose of the Stock Option Plan is to provide increased incentives to salaried employees, to encourage new employees to become affiliated with the Company and to align the interests of such persons with those of the Company's stockholders. The Stock Option Plan is administered by the Compensation Committee. The Compensation Committee has the authority to determine the individuals to whom the stock options are awarded, the terms upon which option grants shall be made and the number of Shares subject to each option, all subject to the terms and conditions of the Stock Option Plan.

     In the year ended January 3, 1999, options for 1,180,000 Shares were granted to executive officers under the Stock Option Plan as follows: (i) Robert T. Giaimo was granted options to purchase 550,000 Shares; (ii) Timothy Cusick was granted options to purchase 155,000 Shares; (iii) Craig Kendall was granted an option to purchase 55,000 Shares; (iv) Patrick Meskell was granted options to purchase 155,000 Shares; (v) Ype Von Hengst was granted options to purchase 205,000 Shares; and (vi) Daniel Brannan was granted an option to purchase 60,000 Shares, which expired prior to the fiscal year-end following the termination of Mr. Brannan's employment by the Company during 1998. Each option granted under the Stock Option Plan is an incentive option that is exercisable at a price equal to 100% of the fair market value of the Shares on the date of grant.

     OTHER COMPENSATION. The Company provides certain other benefits to the executive officers, such as health insurance, that are generally available to Company employees. In addition, officers and key employees of the Company may be eligible to receive supplemental disability coverage, automobile allowance and insurance benefits.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the total cumulative return on the Shares from December 29, 1994 through January 3, 1999 with the CRSP Total Returns Index for U.S. companies traded on the Nasdaq Stock Market (the "Market Group") and an index group of peer companies, the CRSP Total Returns Index for U.S. Nasdaq Stocks for (SIC 5800-5899) eating and drinking companies (the "Peer Group"). The companies in each of the Market Group and the Peer Group were weighted by market capitalization. Returns are based on monthly changes in price and assume reinvested dividends. These calculations assume an initial investment of $100 in the Shares, the Market Group and the Peer Group, with the reinvestment of all dividends paid thereafter. The Company's Shares were traded on the OTC Bulletin Board under the symbol FDTR until March 27, 1996 when it began trading on the Nasdaq National Market under the symbol SLVR.


                            COMPARISON OF FIVE YEAR
                            CUMULATIVE TOTAL RETURN

[GRAPH APPEARS HERE]

$350

$300

$250

$200

$150

$100

 $50

  $0

          12/29/94       12/29/95       12/27/96       12/28/97       1/3/99

TOTAL RETURNS INDEX      12/29/94       12/29/95       12/27/96       12/28/97       1/3/99
-------------------      --------       --------       --------       --------       ------
Silver Diner, Inc.       100.00         109.72          80.56          25.69          16.70
The Market Group         100.00         141.82         174.65         206.07         301.11
The Peer Group           100.00         122.83         119.41         101.50         138.99

RELATED PARTY TRANSACTIONS

     SILVER DINER POTOMAC MILLS, INC. Pursuant to lease agreements dated October 14, 1991 and May 27, 1992, the Company leases the Silver Diner restaurant in Potomac Mills, Virginia (the "Potomac Mills Restaurant") from Silver Diner Potomac Mills, Inc. ("SDPMI"), a corporation wholly owned by Robert T. Giaimo, the Chairman and President of the Company. The leases require the payment of an annual base rent, with annual adjustments based on the Consumer Price Index, and the payment of percentage rent based on gross receipts. The leases expire in late 2011. For the years ending January 3, 1999, December 28, 1997, and December 29, 1996, occupancy costs were $355,000, $350,000 and $389,000, respectively, in rent and related pass through costs associated with the leases.

     ROBERT GIAIMO DEVELOPMENT, INC. On June 17, 1997, the Company purchased from Robert Giaimo Development, Inc. ("RGDI"), a corporation wholly owned by Robert T. Giaimo, the Chairman and President of the Company, an undivided 70% interest in the parcel of land used as a parking lot for the Potomac Mills Restaurant. The total purchase price of the land was $408,000, of which $267,000 was borrowed from a bank, secured by the land, bearing interest of 9.25% annually, and due to mature in June 1999.

     The Company assumed a management agreement entered into between RGDI with SDPMI (the "Management Agreement"), which provides that the Company is the exclusive manager of the Potomac Mills Restaurant, is entitled to receive all of the net profits (as defined in the Management Agreement) from the Potomac Mills Restaurant, and is responsible for paying all operating costs and expenses of the restaurant, including rent. The Management Agreement is unlimited in duration and can only be terminated by mutual agreement of the Company and SDPMI, or following notice that the Company failed to meet its management obligations and responsibilities. RGDI has granted the Company an option to purchase the Potomac Mills Restaurant for an amount equal the fair market value, on the date of purchase, as determined by an appraisal.

     LOAN TO YPE VON HENGST. In connection with his entering into an employment agreement with the Company on November 9, 1998, Ype Von Hengst, a Director and officer of the Company, received a $100,000 loan from the Company, secured by his 182,881 Shares in the Company and bearing interest at 5.25% annually. The loan and accrued interest is to be repaid annually by applying an annual bonus received by Mr. Von Hengst beginning December 31, 1999.

                                PROPOSAL NO. 2
               PROPOSAL TO AMEND THE COMPANY'S STOCK OPTION PLAN
                 TO INCREASE THE NUMBER OF SHARES THAT MAY BE
              GRANTED UNDER SUCH PLAN FROM 1,200,000 TO 1,750,000

     The Board believes that the Company's policy of encouraging Share ownership by its officers and key employees, through the granting of stock options, is a key element in the Company's growth and success by enhancing its ability to attract and retain high quality personnel. The level of competition for highly qualified employees is intense in the food service industry, and the Board believes that a competitive stock option program is an important factor in recruiting, retaining and motivating officers and key employees. As a result, on September 11, 1996, the Board adopted the Stock Option Plan (also sometimes referred to as the "Active Employee/Consultant Stock Option Plan" and the "1996 Stock Option Plan"). The Board now believes it is in the best interest of the Company to amend the Stock Option Plan to increase the number of Shares that may be granted under such plan from 1,200,000 to 1,750,000.

     Approval of the proposal to amend the Stock Option Plan requires the affirmative vote of holders of a majority of the outstanding Shares. The persons named in the proxy solicited by the Board will vote, unless the proxy is marked otherwise, to approve the amendment to the Stock Option Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT BELOW.


PROPOSED AMENDMENT

     The Company's Stock Option Plan currently authorizes the grant of options to purchase a maximum of 1,200,000 Shares, subject to adjustment for stock splits and similar capital changes. As of May 3, 1999, options to purchase 1,190,900 Shares have been granted, not including the option for 100,000 Shares granted to Craig Kendall which is subject to the approval of stockholders, as discussed below. As of May 3, 1999, none of the options granted under the Stock Option Plan have been exercised. Assuming all outstanding options under the Stock Option Plan were granted and exercised, the Shares issued would constitute approximately 10% of the Company's currently outstanding Shares.

     The Board proposes that the Stock Option Plan be amended to increase the number of Shares available for grant under it from 1,200,000 Shares to 1,750,000 Shares. The Board believes that equity participation is a key element in its overall compensation program and has developed a formal framework to govern the granting of stock options to officers and key employees. In order to continue the framework for granting options, the additional 550,000 Shares must be made available for grant under the Stock Option Plan. If the amendment to the Stock Option Plan is approved by stockholders, all outstanding options granted under the Stock Option Plan, if granted and exercised, would constitute approximately 15% of the Company's currently outstanding Shares.

     Since the year ended January 3, 1999, the Board and the Compensation Committee granted options to purchase an aggregate of 147,400 Shares. Of those options, the option granted to Craig Kendall on March 18, 1999 for 100,000 Shares is subject to the approval by stockholders of the increase in the Shares under the Stock Option Plan. The option granted to Mr. Kendall is exercisable at a price of $1.25 per Share, which is equal to 100% of the fair market price of the Shares on the date of grant, and it vests 20% at the end of each of the first, second, third, fourth and fifth years after the date of grant.


DESCRIPTION OF THE STOCK OPTION PLAN

     ADMINISTRATION. The Stock Option Plan is administered by the Board or the Compensation Committee. The Board or the Compensation Committee, however, will only have the authority to determine terms and conditions of the Share issuances to participants under the Stock Option Plan to the extent such terms and conditions are not otherwise stated in the Stock Option Plan.

     EFFECTIVE DATE. The Stock Option Plan became effective as of September 11, 1996, and will continue in effect for a term of ten years unless terminated sooner as provided in the Stock Option Plan.

     ELIGIBILITY. All of the Company's officers and other key employees are eligible to participate in the Stock Option Plan (the "participants").

     SHARES SUBJECT TO THE STOCK OPTION PLAN. The aggregate number of Shares subject to the Stock Option Plan will not exceed 1,200,000 Shares, subject to anti-dilution adjustments and approval of the proposal to increase the number of Shares subject to the Stock Option Plan to 1,750,000. If any change is made to the Shares by reason of a recapitalization, stock split or reverse, combination or exchange of Shares, or other capital change affecting the Shares, the Board is authorized to make appropriate adjustments to the maximum number of Shares subject to the Stock Option Plan. The Company plans to file a post-effective amendment to its registration statement on Form S-8 to register the additional Shares to be issued under the Stock Option Plan.

     PROVISIONS OF THE STOCK OPTION PLAN. Options granted under the Stock Option Plan will either be incentive stock options as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or stock options not intended to qualify as such ("non-qualified stock options"). The exercise price of each Share underlying an incentive stock option equals 100% of the fair market value of the Share on the date of grant of such option; provided, however, that the exercise price of incentive stock options granted to holders of at least 10% of the Company's Shares may not be less than 110% of such fair market value. The exercise price of each Share underlying a non-qualified stock option may not be less than the par value of the Share on the date of grant of the option.

     Options are exercisable in whole or in part at any time over the exercise period, but in no event may the exercise period exceed 10 years from the date of grant; provided, however, that the exercise period for incentive stock options granted to holders of at least 10% of the Company's Shares may not exceed five years from the date of grant of such options. Unless otherwise provided by the Compensation Committee, all options vest over a five year period with no options vesting prior to two years from the date of grant. The option exercise price must be paid in full, at the time of exercise, in cash or, with Board approval, in Shares having a fair market value in the aggregate equal to the option exercise price or in a combination of cash and such Shares.


     In the event that a participant (other than an independent consultant) ceases to maintain continuous service to the Company, for any reason other than death, disability or termination for cause, an exercisable stock option will continue to be exercisable for thirty days but in no event after the expiration date of such option. If a participant dies or is disabled, exercisable stock options will continue to be exercisable for nine months, to the extent exercisable by the participant immediately prior to his death or disability. A stock option terminates automatically and is no longer exercisable as of the date a participant is terminated for cause.

     Options are nontransferable except in the event of death or disability in which case the options may be exercised by the successor or representative of the deceased participant at any time within nine months after the date of death but in no event after the expiration date of such options. Notwithstanding the foregoing, the Board may permit transfer of non-qualified stock options during the exercise period. The Shares issued on exercise of the options will not be subject to any transfer restriction except those mandated by applicable federal and state securities laws.

     CERTAIN TAX MATTERS. The following is a summary, and does not purport to be a complete description, of certain federal income tax aspects of the Stock Option Plan and transactions thereunder. Furthermore, no information is given with respect to any state, local, or foreign taxes which may be applicable.

     Under the Stock Option Plan, a participant will not recognize taxable income, and the Company will not be entitled to a deduction, upon the grant of either an incentive stock option or a non-qualified stock option.

     Upon exercise of an incentive stock option, the participant will generally not recognize ordinary income and the Company will generally not be entitled to a deduction at the time of exercise. Upon subsequent sales by a participant of Shares acquired through the exercise of an incentive stock option, the participant's basis in the Shares purchased for determining gain or loss will be the option price paid for the stock. Any gain will be capital gain unless the Shares are sold within one year from the date of the exercise of the option to which the Shares relate or within two years from the date of the issuance of the option to which they relate, in which case a portion of the gain may be treated as ordinary income. The ordinary income portion of the gain would equal the lesser of (i) the amount of gain recognized upon the sale or (ii) the amount by which the fair market value of the Shares exceeded the option price on the date of exercise. The amount so treated as ordinary income will be deductible by the Company.

     Upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of each Share on the date of exercise exceeds the option price. The amount so recognized as income will be deductible by the Company. Upon any subsequent sale of Shares acquired through a non-qualified stock option by a participant, the participant's basis in the Shares purchased for determining gain or loss will be their fair market value on the date of exercise of the non-qualified stock option, if such Shares were acquired for cash. If the exercise of the option is made by delivery of Shares in payment of the option price, the Shares delivered are deemed to be exchanged in a tax-free transaction for the equivalent number of new Shares. Such equivalent number of new Shares has the same basis and holding period as the Shares exchanged. The number of Shares received in excess of the number of Shares delivered is included in the participant's income at the fair market value thereof at the time of exercise. Any gain or loss recognized upon the sale or other disposition of such Shares will be capital gain or loss, either long-term or short-term depending upon the holding period of such Shares (which begins on the date the participant recognizes income with respect to such Shares).

     The foregoing is not to be considered as tax advice to any persons who may be Stock Option Plan participants and any such persons are advised to consult their own tax counsel.

     AMENDMENTS AND TERMINATION. The Board may from time to time suspend, terminate, modify, or amend the Stock Option Plan, provided that no suspension, termination, modification, or amendment of the Stock Option Plan may adversely affect any rights under the Stock Option Plan unless the written consent of those affected is obtained. Unless terminated earlier by the Board, the Stock Option Plan will terminate on September 11, 2006.


NEW PLAN BENEFITS

     The following table provides information as to the benefits or amounts that will be received by the following persons under the Stock Option Plan if the amendment is approved.


                        NEW STOCK OPTION PLAN BENEFITS



NAME AND POSITION                                NUMBER OF UNITS   DOLLAR VALUE($)
----------------------------------------------- ----------------- ----------------
Robert T. Giaimo ..............................            0             0
 Chairman of the Board,
 President, Chief Executive
 Officer and Treasurer
Ype Von Hengst ................................            0             0
 Director, Vice President,
 Executive Chef and Secretary
Patrick Meskell ...............................            0             0
 Senior Vice President, Human Resources
Timothy Cusick ................................            0             0
 Area Director of Operations
Craig Kendall .................................      100,000             0
 Vice President, Finance
Executive Group ...............................      100,000             0
Non-Executive Director Group ..................            0             0
Non-Executive Officer Employee Group ..........            0             0

                                PROPOSAL NO. 3
               PROPOSAL TO AMEND THE 1996 NON-EMPLOYEE DIRECTOR
             STOCK OPTION PLAN TO MODIFY THE SCHEDULE UNDER WHICH
              OPTIONS ARE GRANTED, THE MANNER IN WHICH THEY VEST
                      AND THE PERIOD IN WHICH THEY EXPIRE

     The Board believes that it is desirable that individuals who serve as directors of, but who are not employees of, the Company ("Non-Employee Directors") have a financial interest in the Company's performance. As a result, on May 29, 1996, the Board adopted the 1996 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"). The Board now believes it is in the best interest of the Company to amend the Non-Employee Director Plan to modify the schedule under which its options are granted, the manner in which they vest and the period in which they expire.

     Approval of the proposal to amend the Non-Employee Director Plan requires the affirmative vote of holders of a majority of the outstanding Shares. The persons named in the proxy solicited by the Board will vote, unless the proxy is marked otherwise, to approve the amendment to the Non-Employee Director Plan. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT BELOW.


PROPOSED AMENDMENT

     Currently under the Non-Employee Director Plan, each Non-Employee Director is granted an option to purchase 1,000 Shares of the Company at fair market value on the first day of each calendar quarter, an aggregate of 4,000 Shares annually. The options currently (i) vest 100% on the date of grant, (ii) expire three years from the date of grant, and (iii) are exercisable at 100% of the fair market value of the Shares on the day preceding the date of grant.

     Under the amended Non-Employee Director Plan, each Non-Employee Director would be granted an option to purchase 4,000 Shares immediately following each annual stockholder meeting. The options, as amended, would (i) vest 100% one year following the date of grant, and (ii) expire ten years from the date of grant.


DESCRIPTION OF THE NON-EMPLOYEE DIRECTOR PLAN

     ADMINISTRATION. The Non-Employee Director Plan is administered by the Board. The Board or any committee of the Board has the authority to administer the plan.

     EFFECTIVE DATE. The Non-Employee Director Plan became effective as of May 29, 1996, and will continue in effect for a term of ten years unless terminated sooner as provided in the Non-Employee Director Plan.

     ELIGIBILITY. All Non-Employee Directors may participate in the Non-Employee Director Plan (the "participants"). Currently, there are five participants in the Non-Employee Director Plan.

     SHARES SUBJECT TO THE NON-EMPLOYEE DIRECTOR PLAN. The aggregate number of Shares subject to the Non-Employee Director Plan may not exceed 150,000 Shares, subject to anti-dilution adjustments. If any change is made to the Shares by reason of a recapitalization, stock split or reverse, combination or exchange of Shares, or other capital change affecting the Shares, the Board is authorized to make appropriate adjustments to the maximum number of Shares subject to the Non-Employee Director Plan. The Company would then file a post-effective amendment to its registration statement on Form S-8 to register any additional Shares to be issued under the Non-Employee Director Plan.

     PROVISIONS OF THE NON-EMPLOYEE DIRECTOR PLAN. The options vest 100% immediately, are exercisable in whole or in part at any time over the exercise period, and expire three years from the date of grant, subject to approval of the proposal to amend the schedule under which the options may (i) vest to 100% one year following the date of grant; and (ii) expire to ten years following the date of grant. The options are non-transferable except in the event of death or disability in which case the options may be exercised by the successor or representative of the deceased or disabled Non-Employee Director during the exercise period. The Shares issued upon the exercise of the options are not subject to any transfer restriction except those mandated by applicable federal and state securities laws.

     CERTAIN TAX MATTERS. The following is a summary, and does not purport to be a complete description, of certain federal income tax aspects of the Non-Employee Director Plan and transactions thereunder. Furthermore, no information is given with respect to any state, local, or foreign taxes which may be applicable.

     Under the Non-Employee Director Plan, a participant will not recognize taxable income, and the Company will not be entitled to a deduction, upon the grant of an option.

     Upon exercise of such option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of each Share on the date of exercise exceeds the option price. The amount so recognized as income will be deductible by the Company. Upon any subsequent sale of Shares by a participant, the participant's basis in the Shares purchased for determining gain or loss will be their fair market value on the date of exercise, if such Shares were acquired for cash. If the exercise of the option is made by delivery of Shares in payment of the option price, the Shares delivered are deemed to be exchanged in a tax-free transaction for the equivalent number of new Shares. Such equivalent number of new Shares has the same basis and holding period as the Shares exchanged. The number of Shares received in excess of the number of Shares delivered is included in the participant's income at the fair market value thereof. Any gain or loss recognized upon the sale or other disposition of such Shares will be capital gain or loss, either long-term or short-term depending upon the holding period of such Shares (which begins on the date the participant recognizes income with respect to such Shares).

     The foregoing is not to be considered as tax advice to any persons who may be Non-Employee Director Plan participants and any such persons are advised to consult their own tax counsel.

     AMENDMENTS AND TERMINATION. The Board may from time to time suspend, terminate, modify, or amend the Plan, provided that no suspension, termination, modification, or amendment of the Non-Employee Director Plan may adversely affect any rights under the Non-Employee Director Plan unless the written consent of those affected is obtained. Unless terminated earlier by the Board, the Non-Employee Director Plan will terminate on May 29, 2006.


NEW PLAN BENEFITS

     The following table provides information as to the benefits or amounts that will be received by the following persons under the Non-Employee Director Plan if the amendment is approved.


                    NEW NON-EMPLOYEE DIRECTOR PLAN BENEFITS



NAME AND POSITION                                NUMBER OF UNITS   DOLLAR VALUE($)
----------------------------------------------- ----------------- ----------------
Robert T. Giaimo ..............................            0             0
 Chairman of the Board,
 President, Chief Executive
 Officer and Treasurer
Ype Von Hengst ................................            0             0
 Director, Vice President,
 Executive Chef and Secretary
Patrick Meskell ...............................            0             0
 Senior Vice President, Human Resources
Timothy Cusick ................................            0             0
 Area Director of Operations
Craig Kendall .................................            0             0
 Vice President, Finance
Executive Group ...............................            0             0
Non-Executive Director Group ..................       20,000(1)          0
Non-Executive Officer Employee Group ..........            0             0

---------
(1) Under the Non-Employee Director Plan, as amended, each Non-Employee Director, a total of five, would be granted an option to purchase 4,000 Shares immediately following each annual stockholder meeting. The options, as amended, would (i) vest 100% one year following the date of grant, (ii) expire ten years from the date of grant, and (iii) be exercisable at 100% of the fair market value of the Shares on the day preceding the date of grant.

                            INDEPENDENT ACCOUNTANTS

     The firm of Deloitte & Touche LLP serve as the Company's independent accountants. Representatives of Deloitte & Touche LLP are expected to attend the Meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the stockholders.

                                 OTHER MATTERS

     The Board knows of no other business which may come before the Meeting. If, however, any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.


                             STOCKHOLDER PROPOSALS

     Any proposal of a stockholder to be presented at the Company's annual meeting of stockholders in 2000, including the nomination of persons to serve on the Board, must be received not later than January 18, 2000 to be included in the proxy materials for that meeting. Any proposal of a stockholder to be presented at the Company's annual meeting of stockholders in 2000 which has not been included in the Company's proxy materials must be received not later than April 3, 2000 to be considered timely. Stockholders submitting proposals should submit them in writing and direct them to the Company's secretary at the Company's principal executive offices via certified mail, return receipt requested, to ensure timely delivery. No stockholders proposals were received with respect to the Meeting scheduled for June 18, 1999.


                         METHOD OF PROXY SOLICITATION

     The entire cost of this solicitation of proxies will be borne by the Company. The Company's directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.


                                        By Order of the Board,


                                        Ype Von Hengst
                                        Secretary

                              SILVER DINER, INC.
  FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 1999.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SILVER DINER, INC. (THE "COMPANY"). The undersigned holder of shares of Common Stock of the Company (the "Shares") hereby appoints Robert T. Giaimo, Chairman of the Board, President, Chief Executive Officer and Treasurer, or failing him, Ype Von Hengst, Director, Vice President, Executive Chef and Secretary, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting of stockholders of the Company to be held on Wednesday June 18, 1999 at 10:00 a.m. (Eastern time), at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, and at any adjournments thereof (the "Meeting"), and hereby revokes any proxy previously given by the undersigned. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Company.

     Without limiting the general powers hereby conferred, with respect to the following Company proposals, the Shares represented by this proxy are to be:


1. [ ] VOTED FOR the election as directors of all nominees listed below (except as marked to the contrary below), or
   [ ] WITHHELD FROM VOTING for all nominees listed below.


INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

Robert T. Giaimo     Catherine Britton     Michael Collier     Ype Von Hengst     Edward H. Kaplan
Louis P. Neeb        Charles M. Steiner

2. Voted FOR [ ], or AGAINST [ ], or ABSTAIN FROM [ ] the amendment to the Silver Diner, Inc. Stock Option Plan to increase the number of Shares that may be granted under such plan from 1,200,000 Shares to 1,750,000 Shares.


3. Voted FOR [ ], or AGAINST [ ], or ABSTAIN FROM [ ] the amendment to the Silver Diner, Inc. 1996 Non-Employee Director Stock Option Plan to modify the schedule under which options are granted, the manner in which they vest and the period in which they expire.
            (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)

                        (CONTINUED FROM PREVIOUS SIDE)


     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ABOVE.


Please sign exactly as name appears below. When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                           Dated_______________, 1999


                                           ------------------------------------
                                           Signature


                                           ------------------------------------
                                           Signature, if Held Jointly




PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.